THE SOMERSET GROUP, INC.
CONSOLIDATED BALANCE SHEETS

ASSETS                                                   As of December 31
                                                    1995             1994
Current assets
  Cash and cash equivalents                   $1,699,000       $2,006,000

   Short-term investments, at market value     7,194,000            ---

  Trade accounts, notes and other receivables
   less allowance for doubtful accounts        1,005,000        6,070,000

  Contracts in progress, unbilled                  ---          1,769,000

  Inventories                                      ---            390,000

  Prepaid expenses                                 3,000          109,000

       Total current assets                    9,901,000       10,344,000

Investments
  First Indiana Corporation (market values
    of $38,882,000 and $23,782,000)           27,549,000       24,265,000

Property, plant and equipment, at cost
    Land                                           ---            393,000

    Buildings                                      ---          2,738,000

    Production and delivery equipment              ---          6,593,000

    Office furniture and equipment               241,000          556,000

    Construction in progress                       ---              ---
                                                 241,000       10,280,000
    Less accumulated depreciation                196,000        6,126,000
                                                  45,000        4,154,000
Other assets
    Notes receivable                             771,000          511,000
    Other                                        460,000          530,000
                                               1,231,000        1,041,000

Total Assets                                 $38,726,000      $39,804,000
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See accompanying Notes to Consolidated Financial Statements.

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